EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 3, 2014, with respect to the statements of condition including the related portfolios of Dividend Sustainability Portfolio 2014-4; International Dividend Sustainability Portfolio 2014-4; European Dividend Sustainability Portfolio 2014-4 and Global Dividend Sustainability Portfolio 2014-4 (included in Invesco Unit Trusts, Series 1481) as of November 3, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-198627) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 3, 2014